================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  OHIO EDISON
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  OHIO EDISON
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:________
     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:____________________________________
     (4) Proposed maximum aggregate value of transaction:_______________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:________________________________________________
     (2) Form, schedule or registration statement no.:__________________________
     (3) Filing party:__________________________________________________________
     (4) Date filed:____________________________________________________________

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
[OHIO EDISON CORPORATION LOGO]



                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1995

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS





TO THE HOLDERS OF SHARES OF COMMON STOCK OF OHIO EDISON COMPANY:

     The Annual Meeting of Shareholders of Ohio Edison Company will be held at the principal office of the Company, 76 South Main Street, Akron, Ohio 44308-1890, on April 27, 1995, at 10 a.m., Eastern time, for the following purposes:

     Item No. 1 -- To elect a Board of 12 Directors;

     Item No. 2 -- To ratify the appointment of Arthur Andersen LLP, independent public accountants, as auditors for the year of 1995;

     Item No. 3 -- To vote on a shareholder proposal; and

                   To take action upon any other business as may properly come before the meeting.

     To assure your representation at the meeting, you are urged, after reading the accompanying Proxy Statement, to mark, sign, date and return your Proxy in the envelope provided.

                                            NANCY C. BRINK
                                            Secretary

Akron, Ohio
March 16, 1995

                                PROXY STATEMENT

GENERAL INFORMATION

     This Notice of Annual Meeting, Proxy Statement and accompanying Proxy are being mailed to shareholders commencing on or about March 16, 1995, in connection with the solicitation of Proxies by the Board of Directors of Ohio Edison Company (hereinafter referred to as "the Company") for use at the 1995 Annual Meeting of Shareholders. The principal office of the Company is located at 76 South Main Street, Akron, Ohio 44308-1890.

     The Board of Directors fixed March 7, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The Company's outstanding securities entitled to be voted at the meeting consist of 152,569,437 shares of Common Stock, each of which is entitled to one vote.

     The Board of Directors solicits and recommends your execution of the enclosed Proxy for use at the Annual Meeting. You may revoke your Proxy at any time before it is exercised by giving notice in writing directed to the Secretary of the Company or orally in open meeting.

     Shares for which a properly signed Proxy are received will be represented at the Annual Meeting and will be voted as instructed on the Proxy. Shareholders are urged to specify their choices by marking an (X) in the appropriate boxes on the Proxy, but if no choices are specified, the shares represented will be voted as recommended by your Board of Directors. Shares represented by improperly marked proxies will be treated as abstentions for voting purposes. Dissenting shareholders, in connection with any item presented, do not have rights of appraisal.

     A majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For the purpose of determining a quorum, all shares represented at the meeting are counted without regard to abstentions or broker non-votes. Votes cast include both for and against votes but exclude abstentions and broker non-votes.

     Shareholders have the right to exercise cumulative voting for the election of directors. In cumulative voting, a shareholder has a number of votes equal to the product of the number of directors to be elected times the number of shares owned, and may cast all of such votes for one nominee, or may distribute such votes among two or more nominees in any proportion desired. To exercise the right to vote cumulatively, the shareholder must provide specific instructions on the Proxy.

     Your Board of Directors proposes to solicit Proxies from shareholders as described below. The cost of this solicitation will be borne by the Company. Proxies may be solicited, without additional compensation, by officers and employees of the Company, personally or by telephone, mail or other electronic means. The Company also has arranged for the services of Georgeson & Company to solicit Proxies in a similar manner for a fee not to exceed $11,500 plus reimbursement of reasonable out-of-pocket expenses. The Company may reimburse brokers, banks and other fiduciaries for postage and reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made at Board and committee meetings by Company management.

     The Board of Directors held 12 meetings in 1994. All of the directors who were elected at the 1994 Annual Meeting attended more than 75% of the aggregate number of meetings of the Board and committees of which they are members.

COMMITTEES OF THE BOARD OF DIRECTORS

     The committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information relating to the director nominees, which begins on page 3, includes committee memberships currently held by each nominee.

AUDIT COMMITTEE

     This committee meets with management, financial personnel, internal auditors and the independent public accountants to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. The Audit Committee recommends to the Board the appointment of the Company's independent public accountants subject to ratification by the shareholders at the Annual Meeting. The committee also reviews the results of management's program to monitor compliance with the Company's policies on business ethics and conduct. Both the internal auditors and the independent public accountants periodically meet alone with the Audit Committee and always have unrestricted access to the committee. The Audit Committee consists of four non-employee directors and met four times in 1994.

COMPENSATION COMMITTEE

     This committee's duties and functions include: determination of an appropriate salary for the chief executive officer and recommendation thereof to the Board of Directors; consultation and discussion with the chief executive officer concerning establishment of salaries for all other officers; and maintenance of an orderly relationship of compensation for officers which is compatible with industry standards for companies of like character and size. The Compensation Committee consists of four non-employee directors and met five times in 1994.

NOMINATING COMMITTEE

     This committee advises and makes recommendations to the Board concerning possible candidates to fill vacancies on the Board of Directors and reviews the qualifications of candidates recommended by others. The committee will consider nominees recommended by shareholders. Such recommendations with respect to any person to be considered for election as a director at the Annual Meeting of Shareholders must be submitted in writing to the committee at least six months prior to the date of the meeting in care of the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Shareholder recommendations should be accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, together with the written consent of the proposed nominee to be named in the Proxy Statement, if nominated, and to serve, if elected. The Nominating Committee consists of four directors and held one meeting during 1994.

FINANCE COMMITTEE

     This committee's primary duties are to monitor the Company's requirements for funds and financial market conditions; to approve terms of sales of Company securities when the Board of Directors does not exercise such powers; to consult with the officers of the Company on these matters; and to make recommendations to the Board. There are four directors on the Finance Committee, which met three times in 1994.

COMPENSATION OF DIRECTORS

     Directors who are not employees receive an annual retainer of $14,000 and 200 shares of Ohio Edison Common Stock. Such directors are also paid a meeting fee of $850 for each Board and committee meeting attended, and are reimbursed for expenses of attending. Directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees to be payable in a lump sum or monthly installments after they cease to be a director. Directors who are also employees receive no compensation for serving as directors.

BUSINESS RELATIONSHIPS

     Mr. Robert M. Carter, a director, has a 20% equity interest in Lakefront Capital Investors, Inc., an investment management firm. During 1994, Lakefront Capital Investors, Inc. provided investment management services to the Ohio Edison System Master Retirement Trust and received a fee of $21,084.

ITEMS TO BE VOTED

ITEM NO. 1--NOMINEES FOR ELECTION AS DIRECTORS

     It is intended that shares of Common Stock represented by a Proxy will be voted, unless otherwise instructed on the Proxy, for the election of the 12 nominees listed below as directors of the Company to hold office until the next Annual Meeting. Under the Company's Code of Regulations, at any election for directors, the persons receiving the greatest number of votes are elected to the vacancies to be filled. The nominees for directors together with information about them are hereinafter set forth. Your Board of Directors has no reason to believe that the persons named will not be available to serve after being elected. In the event that any of the original nominees would not be available to serve for any reason upon being elected, shares represented by the appointed Proxies will be voted in the discretion of such Proxies either for a lesser number of directors or for another person selected by the Board of Directors unless the inability to serve is believed to be temporary in nature. In this latter case, the shares represented by the appointed Proxies will be voted for the person named and such person, if elected, will serve when he or she is able to do so.

                       NOMINEES FOR ELECTION AS DIRECTORS

                       DONALD C. BLASIUS -- Retired in 1993 as President of White Consolidated Industries, Inc., a manufacturer of home and commercial appliances and outdoor and industrial products. Age 65. He is also a Director of Wolverine Tube, Inc. Director of the Company since 1981.
 [Donald C. Blasius]
                       Committees: Finance, Nominating

                       H. PETER BURG -- Senior Vice President and Chief Financial Officer of this Company since 1989 and President of its subsidiary, Pennsylvania Power Company, since August 1994. Age 48. He is also a Director of Pennsylvania Power Company. Director of the Company since 1989.
    [H. Peter Burg]
                       Committee: Finance

                       ROBERT H. CARLSON -- Retired in 1989 as President and Chief Executive Officer of Universal-Rundle Corporation, a manufacturer of plumbing fixtures. Age 68. He is also a Director of Pennsylvania Power Company and First Shenango Bancorp, Inc. Director of the Company since 1987.
 [Robert H. Carlson]
                       Committee: Audit

                       ROBERT M. CARTER -- Partner since 1991 in the law firm of Carter & Associates. Attorney with independent practice from 1989-1991. Age 44. He is also a Director of FirstMerit Corporation. Director of the Company since 1994.
                       Committee: Audit
  [Robert M. Carter]

                       DR. CAROL A. CARTWRIGHT -- President since 1991 of Kent State University. Vice Chancellor for Academic Affairs and Professor of Human Development at the University of California at Davis from 1988-1991. Age 53. She is also a Director of Republic Engineered Steels, Inc. and M.A. Hanna Company. Director of the Company since 1992.
  [Carol Cartwright]
                       Committee: Nominating

                       WILLARD R. HOLLAND -- President and Chief Executive
                       Officer of this Company and Chairman of the Board and
                       Chief Executive Officer of its subsidiary, Pennsylvania
                       Power Company, since 1993. President and Chief Operating
                       Officer of this Company from 1991-1993. Senior Vice
                       President from 1988-1991 of Detroit Edison Company, an
                       electric utility. Age 58. Director of the Company
  [Willard Holland]    since 1991.
                       Committees: Finance, Nominating

                       ROBERT L. LOUGHHEAD -- Retired in 1987 as Chairman of the Board, President and Chief Executive Officer of Weirton Steel Corporation, a manufacturer of steel products. Age
                       65. He is also a Director of Eastern Petroleum Company. Director of the Company since 1980.
 [Robert Loughhead]
                       Committees: Audit, Compensation

                       GLENN H. MEADOWS -- Retired in 1989 as President and Chief Executive Officer of McNeil Corporation, a manufacturer of industrial and automotive lubrication systems, pumps, swimming pool chemicals and equipment. Age 65. Director of the Company since 1981.
  [Glenn Meadows]
                       Committees: Audit, Compensation

                       PAUL J. POWERS -- Chairman of the Board and Chief Executive Officer since 1987 of Commercial Intertech Corp., a hydraulic components, filters and separations and metal components manufacturer. Age 60. He is also a Director of Acme-Cleveland Corporation and Twin Disc, Inc. Director of the Company since 1992.
     [Paul Powers]
                       Committee: Compensation

                       CHARLES W. RAINGER -- President and Director since 1982 of Sandusky International Inc., a manufacturer of centrifugal castings. Age 61. He is Chairman of the Board of Sandusky Limited, a subsidiary of Sandusky International Inc. Director of the Company since 1987.
  [Charles Rainger]
                       Committee: Nominating

                       GEORGE M. SMART -- Chairman of the Board and President
                       since 1993 of Phoenix Packaging Corporation, a
                       manufacturer of easy-opening lids. President and Chief
                       Executive Officer from 1978-1993 of Central States Can
                       Co. and Executive Vice President from 1989-1993 of Van
                       Dorn Company, the parent of Central States Can Co. Age
                       49. He is also a Director of Belden & Blake Corporation.
                       Director of the Company since 1988.
    [George Smart]     Committee: Finance

                       JESSE T. WILLIAMS, SR. -- Vice President, Compensation
                       and Employment Practices since 1993 of The Goodyear Tire
                       & Rubber Company, a manufacturer of tires and
                       rubber-related products. Vice President of Human
                       Resources Diversity, Safety and Workers' Compensation
                       from 1991-1993 and Vice President of Equal Employment
                       Opportunity from 1988-1991 of The Goodyear Tire & Rubber
   [Jesse Williams]    Company. Age 55. Director of the Company since 1992.
                       Committee: Compensation

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM NO. 1.

ITEM NO. 2--RATIFICATION OF THE APPOINTMENT OF AUDITORS

     Arthur Andersen LLP, independent public accountants, appointed as auditors by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1995, has made the annual audit for this Company since its organization in 1930. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions raised at the meeting. This item requires the favorable vote of a majority of the votes cast.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM NO. 2.

ITEM NO. 3--SHAREHOLDER PROPOSAL

     Dr. Allen Wolff, 1553 South Carpenter Road, Brunswick, Ohio 44212-3826, the beneficial owner of 9,365.326 registered shares of Common Stock of the Company on December 31, 1994, has indicated that he will present a proposal for action at the 1995 Annual Meeting as follows:

          "Throughout corporate America, many stockholder proposals have been introduced to try to control compensation to directors and top management and to try to tie them in with profits and dividends. Management opposes this! . . . Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives, (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals and (3) we are not playing on a level field; management gets to count unmarked proxies as voting in favor of their position and then is allowed to solicit proxies at the company's expense.

          I am particularly dismayed at the statement on proxies that says (in essence): "Proxies signed, but not specifically marked, will be voted as management has suggested."

          Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't understand THAT, and it is especially true when shares are carried in street names. They say that this process allows the stockholder not to be burdened with making THREE OR FOUR Xs. WOW! How many shareholders even understand what they are being asked to vote upon?

          One need only review the results of voting on shareholder proposals at the last annual meetings of First Union Real Estate, Chemical Bank, and Rockefeller Center Properties to see THIS DECEITFUL and UNDEMOCRATIC WAY OF COUNTING VOTES was used. Although each of these companies honestly revealed the results of the balloting, they still used the unmarked proxies in defeating Shareholder proposals that might otherwise have passed.

          When I go to the polls and figure there is no clear choice among candidates and leave that space "unmarked", it is not voted in favor of the incumbent nor the incumbent's party; it is merely a non-vote.

          Last year, a similar proposal garnered almost thirty percent of the proxies (an unusually high number for a stockholder proposal). Included in the votes against were the unmarked proxies. Even though this proposal concerned the counting of unmarked proxies, and they were included in the votes AGAINST my proposal, the company did not tally this number and for me to find out, I would have had to pay $10,000.

          Therefore, be it resolved that in future proxies of this company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including ANY ISSUE 'WHICH MAY PROPERLY COME UP AT THE MEETING'."

       STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST DR. WOLFF'S PROPOSAL. This proposal, which is similar to one he submitted last year, is contrary to the interests of the Company and its shareholders. The proposal would take away your right, which is granted under Ohio law, to participate in any meetings of shareholders through the appointment of a proxy having discretionary voting power. This attempt to reduce shareholder ability to participate in matters affecting the Company is unwarranted.

     Dr. Wolff seeks your support by implying that his proposal deals with the voting of unmarked ballots and that anyone who disagrees with him is supporting a "deceitful and undemocratic" practice. But proxies are not ballots and counting unmarked ballots is not the issue. When you appoint a proxy you are selecting someone to represent your interests at a shareholders' meeting that you choose not to attend. The proxy you appoint casts your ballot by voting on the items of business presented at the meeting as you instruct. If you choose to withhold your vote on any matter, the proxy card provides you with this opportunity and your abstention will be recorded, to use Dr. Wolff's words, as a non-vote.

     Determining whether the current alternatives you have to instruct your proxy should remain in place is the real issue here. Dr. Wolff states that those alternatives should be eliminated because you may not know what you are voting for. Your Board of Directors has a higher regard for your intelligence and firmly believes you should have all of the rights that Ohio law provides to shareholders.

     Adoption of Dr. Wolff's proposal requires the favorable vote of a majority of the votes cast.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM NO. 3.

OTHER MATTERS

     Management does not intend to present and does not know that others will present at the Annual Meeting any items of business other than those set forth herein. However, if any other matters properly come before the meeting, it is intended that the appointed Proxies will vote thereon in their discretion.

SECURITY OWNERSHIP

     The following table shows shares of stock beneficially owned as of December 31, 1994, by each director and nominee, the executive officers named in the Summary Executive Compensation Table, all directors and executive officers as a group and all owners of more than five percent of any class of Ohio Edison Company voting securities.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT
         OWNER                           TITLE                   CLASS OF STOCK         OWNED(1)         OF CLASS
- -----------------------------------------------------------------------------------------------------------------
Donald C. Blasius          Director and Nominee                      Common                 1,925            (2)
H. Peter Burg              Director, Nominee and Sr. VP              Common                 8,587            (2)
Robert H. Carlson          Director and Nominee                      Common                 3,418            (2)
Robert M. Carter           Director and Nominee                      Common                   307            (2)
Dr. Carol A. Cartwright    Director and Nominee                      Common                   818            (2)
Willard R. Holland         Director, Nominee, Pres. and CEO          Common                 5,356            (2)
Robert L. Loughhead        Director and Nominee                      Common                 1,725            (2)
Glenn H. Meadows           Director and Nominee                      Common                 2,015            (2)
Paul J. Powers             Director and Nominee                      Common                   599            (2)
Charles W. Rainger         Director and Nominee                      Common                 1,979            (2)
George M. Smart            Director and Nominee                      Common                 1,740            (2)
Jesse T. Williams, Sr.     Director and Nominee                      Common                 1,005            (2)
Anthony J. Alexander       Sr. VP and General Counsel                Common                 8,210            (2)
Anthony N. Gorant          Senior Vice President                     Common                 3,984            (2)
                                                                7.75% Preferred               200            (2)
Robert J. McWhorter        Senior Vice President                     Common                 3,376            (2)
All Directors &
  Officers                                                           Common                72,291            (2)
  As a Group                                                    7.75% Preferred               200            (2)
State Street Bank and Trust Co.          (3)                         Common            14,032,414           9.2%

(1) Beneficially owned shares include any shares with respect to which voting or investment power is attributed to a person because of joint or fiduciary ownership of the shares or relationship of the record owner, such as a spouse, even if the person does not consider himself or herself the beneficial owner.

(2) The percentage of shares beneficially owned by any director or nominee, or by all directors and officers as a group, does not exceed one percent of the class so owned.

(3) State Street Bank and Trust Company (225 Franklin Street, Boston, MA 02110) is Trustee under the Ohio Edison System Savings Plan which holds 11,767,639 shares (7.7%) of the Company's Common Stock, and shares voting and investment power with respect thereto with the employees participating in the Plan. The Bank also holds 2,264,775 shares (1.5%) of the Company's Common Stock as Trustee under various collective investment funds for employee benefit plans and other index and personal trust accounts. The Bank has sole voting power with respect to 1,800,503 of these shares and shares voting power with respect to 1,050 of these shares; and has sole investment power with respect to 2,262,925 of these shares and shares investment power with respect to 850 of these shares.


                         SUMMARY EXECUTIVE COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                          ---------------------------------       ALL OTHER
         NAME AND PRINCIPAL POSITION             YEAR      SALARY      BONUS(1)     OTHER(2)    COMPENSATION(3)
- -------------------------------------------------------------------------------------------------------------
Willard R. Holland--President of the             1994     $461,731     $ 92,500     $   889       $  44,585
  Company, Chairman of the Board of its          1993      381,416       82,136       4,462          21,685
  subsidiary, Pennsylvania Power Company, and    1992      301,192       46,260       6,500          14,994
  Chief Executive Officer of both companies

H. Peter Burg--Senior Vice President of the      1994     $225,042     $ 38,809     $ 2,014       $  21,088
  Company and President of its subsidiary,       1993      217,924       33,732       2,291          17,831
  Pennsylvania Power Company                     1992      214,690       33,402       1,550          16,270

Robert J. McWhorter--Senior Vice President       1994     $208,256     $ 26,084     $ 7,436       $  31,434
                                                 1993      201,678       25,459       7,500          27,435
                                                 1992      201,282       25,427       5,517          25,030

Anthony N. Gorant--Senior Vice President         1994     $203,251     $ 29,314     $ 3,116       $  31,698
                                                 1993      195,975       24,795       7,029          25,175
                                                 1992      194,841       24,709       2,772          22,051

Anthony J. Alexander--Senior Vice President      1994     $192,060     $ 27,634     $ 2,191       $  14,320
  and General Counsel                            1993      186,002       23,447       1,212          11,957
                                                 1992      183,816       16,686         989          11,293

(1) See Long-Term Incentive Plan Table for Incentive Compensation Plan awards mandatorily deferred into the Common Stock Equivalent Account.

(2) Consists of reimbursement for income tax obligations on Executive Indemnity Program premium and on certain executive perquisites.

(3) For 1994, amount is comprised of (1) matching Company Common Stock contributions under the tax qualified Savings Plan: Holland-$6,307; Burg-$6,304; McWhorter-$6,304; Gorant-$6,314; Alexander-$6,304; (2) the
    current dollar value of the Company's portion of the premiums paid in 1994 for insurance policies under the Executive Supplemental Life Plan (In accordance with recent interpretive guidance issued by the Securities and Exchange Commission, the methodology used to calculate these amounts has been changed to the interest-free loan method.): Holland-$18,862; Burg-$3,291; McWhorter-$4,894; Gorant-$6,343; Alexander-$3,574; (3) above market interest earned under the Executive Deferred Compensation Plan:
    Holland-$19,416; Burg-$9,269; McWhorter-$13,322; Gorant-$15,264; Alexander-
    $3,023; and (4) a portion of the Executive Indemnity Program premium reportable as income: Holland-$0; Burg-$2,224; McWhorter-$6,914; Gorant-$3,777; Alexander-$1,419.


           LONG-TERM INCENTIVE PLAN TABLE--AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                                                          OTHER             NON-STOCK PRICE BASED PLAN
                         DOLLAR       NUMBER OF       PERIOD UNTIL        (NUMBER OF PERFORMANCE SHARES)
                         AMOUNT      PERFORMANCE      MATURATION OR      --------------------------------
        NAME             DEFERRED      SHARES            PAYOUT          THRESHOLD     TARGET     MAXIMUM
- ---------------------------------------------------------------------------------------------------------
W. R. Holland-CEO        $86,331        4,098            4 years           3,893         5,187     6,403
H. P. Burg               $34,638        1,644            4 years           1,562         2,081     2,569
R. J. McWhorter          $22,642        1,075            4 years           1,021         1,360     1,679
A. N. Gorant             $25,693        1,220            4 years           1,159         1,544     1,906
A. J. Alexander          $23,906        1,135            4 years           1,078         1,436     1,773

Senior executives must defer 50% of their annual Executive Incentive Compensation Plan award into a Common Stock Equivalent Account. At the end of a four-year performance period, the Common Stock Equivalent Account attributed to the deferred award for that period will be valued as if the compensation deferred into the account had been invested in the Company's Common Stock and any dividends that would have been paid on such stock were reinvested on the date paid. This value may be increased or decreased based upon the total return of the Company's Common Stock relative to the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies during the period and the Company's price change to residential customers relative to a peer group of twenty electric utilities selected from the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies. The final value of an executive's account will be paid to the executive in cash. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the four-year deferral period, the executive's account will be valued and paid to the executive or the executive's beneficiary in the year following such event.

The maximum amount in the above table will be earned if the Company's price change to residential customers is ranked in the lowest (fifth) quintile of the peer group (i.e., the lowest 20 percent of the peer group) and the Company's total shareholder return is in the top (first) quintile compared to the index. The target amount will be earned if the Company's price change to residential customers is in the fourth quintile and the total shareholder return is in the second quintile. The threshold amount will be earned if the Company's price change to residential customers is in or above the third quintile and the total shareholder return is in or below the third quintile.

EXECUTIVE RETIREMENT PLAN

     The Ohio Edison System Supplemental Executive Retirement Plan is limited to eligible senior executives as approved by the Compensation Committee of the Board of Directors. At normal retirement, eligible senior executives (which include all of the officers listed above) who have five or more years of service with the Company are provided a retirement benefit equal to 65 percent of their highest annual salary, reduced by the executive's pensions under tax-qualified pension plans of the Company or other employers, any supplementary pension under the Company's Executive Deferred Compensation Plan, and Social Security benefits. Subject to exceptions that might be made in specific cases, senior executives retiring prior to age 65, or with less than five years of service, or both, may receive a similar but reduced benefit. This Plan also provides for disability and surviving spouse benefits. As of the end of 1994, the estimated annual retirement benefits of W. R. Holland from all of the above sources was $300,125 and the estimated annual retirement benefits of the other executive officers listed above at age 65 from such sources was: H. P. Burg-$146,277; R.
J. McWhorter-$135,366; A. N. Gorant-$132,113; and A. J. Alexander-$124,839.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is committed to maintaining a compensation program that rewards executives based on performance and is sufficient to attract and retain talented executives critical to the long-term success of the Company. To this end, the Committee regularly reviews compensation data that compare base salary and incentive award opportunities of Company executives to those reported by the Edison Electric Institute and other surveys for executives employed at publicly-held utility companies with similar revenue levels to Ohio Edison Company.

     The base salary range for an executive is market-based and is related to an evaluation of the responsibilities for his/her position. It is constructed around a standard rate. The standard rate is targeted to the median of salaries of executives with similar responsibilities in the comparable utilities noted above. An individual executive's actual salary is based upon the standard rate for his/her position and an annual assessment of the executive's job performance. However, the maximum base salary of each named executive officer in the Summary Executive Compensation Table (the "Table") is limited to the standard rate of his/her pay range and any additional compensation is based on Company operating results under the Executive Incentive Compensation Plan, described below. In this way, a named executive's total pay package is linked to the performance of the Company and a significant portion of the executive's total pay is put at risk. The Salary column in the Table lists the 1994 base salary of the named executive officers.

     The Committee recognizes that the Company operates in an increasingly competitive environment and is committed to maintaining a performance-oriented incentive compensation program that rewards performance not only with respect to annual and long-term Company goals, but also Company performance as compared to other companies in the electric utility industry. To this end, the Committee authorized the implementation of the Executive Incentive Compensation Plan (the "Plan") in 1985 which was last amended in 1991.

     The Plan is currently an annual incentive program with a long-term deferral feature. An executive's annual award opportunity is targeted to the median of the short-term award opportunities reported for executives with similar responsibilities in the comparable utilities noted above. Each year financial goals and performance objectives are approved by the Committee. The performance objectives are equally weighted and, during 1994, related to the achievement of confidential target levels regarding operating productivity, plant availability, plant capacity, customer satisfaction, total return of the Company's Common Stock relative to the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies, and cost reductions identified by the Company's Performance Aspirations Initiative program. Approximately two-thirds of a named executive's award is based on the level of earnings per share achieved and the number of performance objectives attained, and one-third is based on an assessment of the individual's job performance. No awards are paid under the Plan unless a minimum threshold earnings per share level is attained, or the Committee determines that unusual events exist which, although they affect the Company's reported earnings, do not truly reflect the achieved operating results of the Company.

     Named executives are required to defer at least 50% of any award granted, after appropriate taxes are withheld, into a Common Stock Equivalent Account for four years. Such deferral links the ultimate payment of such amounts to the performance of the Company over the four-year period. For a further explanation of this deferral feature of the Plan, see the footnote to the Long-Term Incentive Plan Table.

     Based on the earnings per share achievement and the fact that the Company met three of the six performance objectives noted above, incentive compensation was paid in accordance with the Plan to each of the named executive officers. As Chief Executive Officer, Mr. Holland was awarded $109,727 based on the Company's results noted above and $69,104 based on an assessment of his individual performance. In evaluating Mr. Holland's individual performance, the Committee considered his role in organizing and preparing the Company for the emerging transition of the electric utility industry, cultivating further cost savings and revenue enhancements within its Performance Aspirations Initiative program, promoting and fostering diversity awareness and opportunities among the Company's employees and generally motivating employees to operate in a high performance mode for the benefit of all of the Company's constituencies. The portion of the award that the named executive officers elected to receive in cash or defer into the Executive Deferred Compensation Plan is listed in the Bonus column of the Table. The portion of the award that was deferred into the Common Stock Equivalent Account and the corresponding number of performance shares is listed in the Long-Term Incentive Plan Table.

     The Committee has periodically used external, independent consultants to offer it assistance in its work. In late 1994, the Committee again directed the Company to retain an external compensation consultant to conduct a competitive compensation analysis and review the design of its executive compensation and benefit programs. The Committee is in the process of reviewing the results of this study. Thus far the competitive analysis has concluded that the target total compensation opportunity provided by the Company to its executives, consisting of base salary and annual incentive compensation with a long-term deferral feature, is below the median of that provided by comparable companies in the utility industry primarily due to limited long-term incentive opportunities. The Committee intends to take action in 1995 to improve the Plan by: basing an executive's annual incentive award on the achievement of pre-established individual objectives as well as corporate performance goals and bringing total target incentive opportunities up to the median level by installing a separate long-term incentive program under the Plan. The purpose is to strengthen the linkage between an executive's total compensation and long-term increases in stockholder value relative to other electric utility companies. Any amendments to the Plan that will affect a named executive's compensation in 1995 and future years will be detailed in next year's Committee report.

     Lastly, the Company has not yet developed a policy with respect to qualifying certain performance based compensation paid to its named executive officers under the Plan for corporate deductibility under Section 162(m) of the Internal Revenue Code. The total compensation paid to each of these officers in 1994 was significantly below the $1,000,000 deductibility cap specified in
Section 162(m). If and when it is anticipated that the total compensation paid to any of these named executive officers will reach this limit the Company will establish such a policy.

Compensation Committee: Robert L. Loughhead, Chairman
                        Glenn H. Meadows
                        Paul J. Powers
                        Jesse T. Williams, Sr.

SHAREHOLDER RETURN: PERFORMANCE COMPARISON GRAPHS

     The following graphs illustrate the total annual return earned from an investment in Ohio Edison Common Stock, compared with those earned in the Standard & Poor's 500 Index of widely held common stocks (the "S&P 500 Index") or Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies (the "EEI 100 Index"). The top graph shows the total annual returns by year. The second graph depicts the cumulative value of a $100 investment on December 31, 1989. Total annual return represents stock price changes plus the reinvestment of dividends in the stock.

                                    GRAPH 1
                              TOTAL ANNUAL RETURNS
                  OHIO EDISON, S&P 500 INDEX AND EEI 100 INDEX

      Measurement Period          Ohio Edison     S&P 500         EEI 100
    (Fiscal Year Covered)             Co.            Index           Index
1990                                    -20.77           -3.10            1.37
1991                                     29.30           30.47           28.87
1992                                     20.93            7.62            7.62
1993                                      4.58           10.08           11.12
1994                                    -11.92            1.32          -11.57

                                    GRAPH 2

                         TOTAL RETURN CUMULATIVE VALUES
                  OHIO EDISON, S&P 500 INDEX AND EEI 100 INDEX

      Measurement Period          Ohio Edison     S&P 500         EEI 100
    (Fiscal Year Covered)             Co.            Index           Index
1989                                    100.00          100.00          100.00
1990                                     79.23           96.90          101.37
1991                                    102.44          126.42          130.64
1992                                    123.89          136.04          140.59
1993                                    129.57          149.76          156.22
1994                                    114.12          151.74          138.14

ANNUAL REPORTS

     The Proxy Statement is accompanied by the Annual Report to Shareholders for the fiscal year ended December 31, 1994, which contains financial and other information about the activities of the Company.

     THE COMPANY WILL FURNISH TO A SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) UPON RECEIPT OF A WRITTEN REQUEST TO MS. NANCY C. BRINK, SECRETARY, OHIO EDISON COMPANY, 76 SOUTH MAIN STREET, AKRON, OHIO 44308-1890.

PROPOSALS OF SECURITY HOLDERS

     Notice is hereby given that any shareholder proposal intended to be presented at the Annual Meeting of Shareholders in 1996 must be received at the Company's principal office on or before November 17, 1995, in order to be included in the Company's Proxy Statement and Proxy relating to such meeting.

                                            By order of the Board of Directors

                                            Nancy C. Brink, Secretary

Akron, Ohio
March 16, 1995








                                  Printed on
                                Recycled Paper
                               [RECYCLING LOGO]

[OHIO EDISON LOGO]                                     76 South Main St.
THE ENERGY MAKERS                                     Akron, Ohio  44308
________________________________________________________________________
Nancy C. Brink
Secretary

                                        March 16, 1995

Dear Shareholder:

        We hope you will be able to join us at this year's Annual Meeting of Shareholders which will be held at 10 a.m. on Thursday, April 27, at our General Office in Akron, Ohio.

        During the meeting, we will be reviewing the Company's performance over the past year, discussing our plans for the future and answering any questions you may have concerning our business activities.

        The enclosed proxy material will give you more information about the business items that will be voted on at the meeting. In addition to the election of the Board of Directors and the ratification of auditors, you will be voting on a shareholder proposal that would restrict shareholders rights. YOUR BOARD OF DIRECTORS IS RECOMMENDING THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

        After you have reviewed this material, please take a moment to mark your vote on the proxy card below. Please sign, date and return the card in the enclosed postage-paid envelope. We are asking you to vote your shares now because your interest and support are important to us as we plan for the future.

        If you do plan to join us at this year's meeting, please refer to the map on the back of this letter for directions to our General Office. We look forward to seeing you at the meeting.

                                        Sincerely,



                                        Nancy C. Brink


                                  TEAR HERE
______________________________________________________________________________

        Indicate your vote by an (X) in the appropriate boxes.
        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS NO. 1 & 2

        Item No. 1 Election of Directors

               FOR                           WITHOLD
               / /                             / /

        FOR all nominees listed           WITHOLD authority to vote
        below (except as printed          for all nominees listed below
        to the contrary below)

        D.C. Blasius, H.P. Burg, R.H. Carlson, R.M. Carter,
        C.A. Cartwright, W.R. Holland, R.L. Loughhead, G.H. Meadows, P.J. Powers, C.W. Rainger, G.M. Smart, J.T. Williams, Sr.

        INSTRUCTION: To withold authority to vote for any individual nominee, print the nominee's name on the following line.


                             ---------------------------------------------------

X__________________________  Item No. 2 Ratification of appointment of auditors.
                                    FOR     AGAINST    ABSTAIN
                                    / /      / /        / /


                             YOUR BOARD OR DIRECTORS RECOMMENDS A VOTE AGAINST
                               ITEM NO. 3
X__________________________  Item No. 3 Shareholder Proposal
SIGN HERE AS NAME(S) APPEAR         FOR     AGAINST    ABSTAIN
ABOVE. If signing for a             / /      / /        / /
corporation or partnership or
as agent, attorney or fiduciary,
indicate the capacity in which
you are signing.

___________________________
Date

        [MAP 1]

             OHIO EDISON                           [MAP 2]
         76 SOUTH MAIN STREET
        AKRON, OHIO 44308-1890

       GENERAL OFFICE LOCATION
(CORNER OF MAIN ST. AND MILL ST.)
        Public parking is available
in two parking decks which have
entrances from W. Mill St. One of
these parking decks is attached to
the Ohio Edison Building and the
other is directly across the street.

[OHIO EDISON LOGO]      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                        THE ANNUAL MEETING OF SHAREHOLDERS AT THE PRINCIPAL
                        OFFICE OF THE COMPANY, 76 SOUTH MAIN STREET,
                        AKRON, OHIO, ON THURSDAY, APRIL 27, 1995, AT 10:00 A.M.
                        EASTERN TIME.

 P The undersigned hereby appoints Nancy C. Brink and Theodore F. Struck, II as Proxies with the power to appoint their substitute, and
 R hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Ohio Edison Company which the
 O undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 27, 1995, or any
 X adjournment thereof, and in their discretion the Proxies are authorized to vote upon such other business as may properly come
 Y       before the meeting.

                                   THIS PROXY WILL BE VOTED AS INDICATED. IF NO
Please sign and mail promptly      DIRECTIONS ARE INDICATED, THE SHARES
to assure your representation      REPRESENTED BY THIS PROXY WILL BE VOTED FOR
at the meeting.                    ITEMS 1 AND 2, AND AGAINST ITEM 3.

           Continued and to be signed and dated on the other side.

[OHIO EDISON LOGO]
THE ENERGY MAKERS

                                                  OHIO EDISON SYSTEM SAVINGS PLAN
                                                        VOTING DIRECTION FORM

                                       ANNUAL MEETING OF SHAREHOLDERS OF OHIO EDISON COMPANY
                             AT THE PRINCIPAL OFFICE OF THE COMPANY, 76 SOUTH MAIN STREET, AKRON, OHIO
                                     ON THURSDAY, APRIL 27, 1995, AT 10:00 A.M., EASTERN TIME


                                                                                                              YOUR ALLOCATED SHARES:


                                          TO: STATE STREET BANK & TRUST COMPANY, TRUSTEE
                                               OF THE OHIO EDISON SYTEM SAVINGS PLAN

        As a participant in the Ohio Edison System Savings Plan, I hereby direct State Street Bank & Trust Company, Trustee, to vote, in accordance with my directions below, the shares of Ohio Edison common stock which are allocated to my account and also my proportionate number of shares which have not been allocated to participants or for which no direction forms are recieved, at the
1995 Annual Meeting of Shareholders to be held on April 27, 1995, or any adjournment thereof, and in its discretion it is authorized to vote upon such other business as may properly come before the meeting.
        If no directions are indicated below, the shares represented by this signed direction form are directed to be voted FOR
Items 1 and 2, and voted AGAINST Item 3.
                                                         ALLOCATED SHARES
|X|   Indicate your direction by marking the appropriate boxes.            (Number indicated above.)
                                   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS NO. 1 & 2
        Item No. 1 Election of Directors:                               Item No. 2 Ratification of appointment of auditors.
                               FOR    WITHOLD                                  FOR     AGAINST    ABSTAIN
                        FOR    / /    / /       WITHOLD                        / /      / /        / /
        all nominees listed                     authority to vote
           below (except as                     for all nominees
             printed to the                     listed below            YOUR BOARD OR DIRECTORS RECOMMENDS A VOTE AGAINST ITEM NO. 3
            contrary below)                                             Item No. 3 Shareholder Proposal
                                                                               FOR     AGAINST    ABSTAIN
        D.C. Blasius, H.P. Burg, R.H. Carlson, R.M. Carter,                    / /      / /        / /
        C.A. Cartwright, W.R. Holland, R.L. Loughhead, G.H. Meadows,
        P.J. Powers, C.W. Rainger, G.M. Smart, J.T. Williams, Sr.

        INSTRUCTION: To withold authority to vote for any individual nominee, print that nominee's name on the following line.
            ------------------------------------------------------------------------------------------------------
                                                        UNALLOCATED SHARES              (Proportion to be determined.)
                                   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS NO. 1 & 2

        Item No. 1 Election of Directors                                Item No. 2 Ratification of appointment of auditors.
                               FOR    WITHOLD                                  FOR     AGAINST    ABSTAIN
                        FOR    / /    / /       WITHOLD                        / /      / /        / /
        all nominees listed                     authority to vote
           below (except as                     for all nominees
             printed to the                     listed below            YOUR BOARD OR DIRECTORS RECOMMENDS A VOTE AGAINST ITEM NO. 3
            contrary below)                                             Item No. 3 Shareholder Proposal
                                                                               FOR     AGAINST    ABSTAIN
        D.C. Blasius, H.P. Burg, R.H. Carlson, R.M. Carter,                    / /      / /        / /
        C.A. Cartwright, W.R. Holland, R.L. Loughhead, G.H. Meadows,
        P.J. Powers, C.W. Rainger, G.M. Smart, J.T. Williams, Sr.

        INSTRUCTION: To withold authority to vote for any individual nominee, print that nominee's name on the following line.
            ------------------------------------------------------------------------------------------------------
                                                                                Date                        , 1995
                ---------------------------------------------------                   ----------------------
                SIGNATURE. Sign as name appears above.
                To assure your representation at the meeting, please sign and mail promptly in the enclosed postage-paid envelope to
                                State Street Bank & Trust Company, Box 1997 G.P.O., New York, N.Y.  10117-0024

[OHIO EDISON LOGO]                                     76 South Main St.
The Energy Makers                                     Akron, Ohio  44308

________________________________________________________________________________

Nancy C. Brink
Secretary

                                                March 23, 1995



Dear Fellow Employee:

        Your participation in the Company's Savings Plan gives you the right to vote on important business items that will be presented at our Annual Meeting of Shareholders on April 27.

        The enclosed Proxy material, along with your Savings Plan voting form, describes these items. One, Item No. 3, is a proposal from a shareholder that our Board of Directors opposes because it is contrary to the interests of the Company and its shareholders.

        AS A RESULT, OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM NO. 3 ON YOUR VOTING FORM. OUR BOARD ALSO RECOMMENDS THAT YOU VOTE FOR ITEM NO. 1, THE ELECTION OF DIRECTORS, AND VOTE FOR ITEM NO. 2, THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

         Please review the proxy material and complete, sign and return the voting form in the envelope provided. When filling out the form, please vote both the shares allocated to your savings account, as well as your portion of the unallocated shares. If you have any questions concerning this voting process, please call Investor Services at 1-800-736-3402 or extension 5712.

        Your vote will be very important, especially regarding Item No. 3. I encourage you to vote your shares and return your voting form as soon as possible.

        Thank you for your support.
                                                Sincerely,



                                                /s/ Nancy C. Brink